PRESS RELEASE

1155  Valley  Street,  Suite 400, Seattle, Washington  98109-4426
Telephone:  (206) 624-8100  Fax:  (206) 624-1645

Contact:                                       Release Number: 01-03
Jeffrey Scott Szorik
Harrell Beck
Shurgard Storage Centers, Inc.
(206) 652-3702



FOR IMMEDIATE RELEASE

     SHURGARD REPORTS FOURTH QUARTER AND YEAR END RESULTS -
 FOURTH QUARTER NOI UP 7.8%, FULL YEAR SAME STORE REVENUES & NOI
                          INCREASE 6.7%

SEATTLE,  WASHINGTON,  February 9, 2001 . .  .  Shurgard  Storage
Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today reported operating results for the fourth quarter and year ended December 31, 2000.

"In 2000, Shurgard implemented a growth plan that challenged conventional wisdom about how to be successful in our industry. We set heroic internal goals to motivate our exceptional workforce, created a new core competency in sales and marketing, and delivered increased occupancy and rates in our stores. At the same time, we continued to develop an enterprise worthy of capitalizing on the unparalleled opportunity for self storage in Europe. As we reported last quarter, and as we report today, the trend for Shurgard's leading performance indicators continues to be positive and continues to validate the merit of our actions last year. In 2001, Shurgard's focus is simple: improved execution. Now that we have implemented our growth plan, I believe there is only a small gap between delivering `acceptable performance' and delivering `exceptional performance'. Shurgard will try to bridge that gap through skillful execution of our core business plan." said Charles K. ("Chuck") Barbo, Chairman and Chief Executive Officer of Shurgard.


Fourth Quarter Financial Results

FFO for the quarter was approximately $21.3 million compared with FFO of $20.1 million for the fourth quarter of 1999, an increase of 6.22%.

Same Store revenue for the fourth quarter increased 7.5% percent over fourth quarter 1999. Same Store NOI increased 7.8% in the fourth quarter 2000 versus fourth quarter 1999. Same Store NOI for the quarter increased 7.1% when calculated to include the impact of indirect marketing and management expenses. Same Store average rental rates increased to $11.03 from $10.47 per square foot. Same Store occupancy for the fourth quarter 2000 also increased to 88%, two percentage points greater than fourth quarter 1999.

Q4 Domestic `Same Store' Operating Results:
(dollars in thousands            Three months ended
except average rent)              December31, <F1>
                           -----------------------------
                             2000       1999    % Change
                           -------    ------    --------
Rental revenue             $46,920    $43,666      7.5%
Property operating
 expenses <F2>              13,905     13,049      6.6%
                          --------   --------
Net operating income       $33,015    $30,617      7.8%
                          ========   =========
Avg. annual rent per sq.
ft. <F3>                   $ 11.03    $ 10.47      5.3%
Avg. sq. ft. occupancy         88%        86%
Total net rentable sq.ft   18,000,000  18,000,000
Number of properties           277        277

      _______________
<F1> Table includes the total operating results of each store regardless of our ownership interest in that store.
<F2> Includes all direct property expenses.  Does not include any allocation of joint expenses incurred by the Company such as off-site management personnel.
<F3> Average annual rent per square foot is calculated by
     dividing actual rent collected by the average number of square feet occupied during the period.

Financial Results for the Year Ended December 31, 2000

For the year ended December 31, 2000, FFO was $82.1 million, 4.4% more than the $78.7 million recorded during 1999.

Same Store NOI for 2000 was $130.8 million, a 6.7% increase over 1999. Average Same Store rental rates climbed from $10.35 during 1999 to $10.83 during 2000. Same Store occupancy also improved from 86% to 88% during the comparison period. Total revenue rose to $197.4 million, an increase of 12.8% in 2000 over 1999.

YTD Domestic `Same Store' Operating Results:
(dollars in thousands      The Year ended December 31,<F1>
except average rent)      --------------------------------
                             2000       1999    % Change
                           -------    -------   ---------
Rental revenue             $183,726  $172,112       6.7%
Property operating
expenses <F2>                52,924     49,506      6.9%
                           --------   --------
Net operating income       $130,802   $122,606      6.7%
                          =========  =========
Avg. annual rent per sq.
ft. <F3>                    $ 10.83     $10.35      4.7%
Avg. sq. ft. occupancy         88%        86%
Total net rentable sq.ft   18,000,000 18,000,000
Number of properties           277         277
_______________
<F1> Table includes the total operating results of each  store regardless of our ownership interest in that store. Revenue gains were primarily a function of changes in rental rates and were partially offset by a decline in late fees.
<F2> Includes all direct property expenses.  Does not include any allocation of joint expenses incurred by the Company such as off-
     site management personnel.
<F3> Average annual rent per square foot is calculated by
     dividing actual rent collected by the average number of square feet occupied during the period.

Expanded Line of Credit

The Company is finalizing negotiations and documentation for a revolving credit facility that will allow Shurgard to borrow up to $360 million. The expanded facility - an 80% increase from $200 million to $360 million - will be accomplished primarily by increasing the number of banks in the bank group that provide credit to the Company. This new facility is expected to extend the maturity of the facility to four years. The revolving credit line is also expected to include a feature that permits the Company to enter into up to $250 million worth of tax retention operating leases with the bank group by limiting the Company's capacity on the line of credit for each dollar used by the bank group to fund the operating leases. Under the operating lease agreement, the Company will function as construction agent and tenant. The bank group would function as landlord. More details about the transaction will be released when the credit facility and lease agreement are closed. The Company anticipates that closing will occur within the next 30 days.

Harrell Beck, Senior Vice President and CFO, stated "The expanded line of credit will increase our capital flexibility and will provide more than enough capacity for all of our 2001 debt maturities. We are very pleased that Bank of America arranged an oversubscribed syndication effort. Shurgard originally sought to expand the facility to just $350 million, but because of the very strong response to the syndication the commitments were oversubscribed at $380 million. We decided that $360 million represented the optimal amount for the company's projected capital requirements. The tax retention operating lease feature is a wonderful vehicle that will allow us to retain more of the upside from our development activities. The lease structure will allow us to develop new stores, create value for shareholders, and avoid the dilution to earnings assocated with the lease-up period for newly developed stores".



Year 2001 Earnings Guidance

According to Harrell Beck, Chief Financial Officer of Shurgard, "The fundamental objective in our Year 2000 business plan was to substantially increase our revenue growth. In this regard we were successful. Throughout the year we delivered strong revenue growth as a result of implementing our business plan. We expected to see Same Store NOI improve as a result of increasing revenues -- and we did. What has lagged, so far, is the bottom line impact of implementing our plan. Actual increases in revenue growth from the introduction of sales and marketing initiatives has trailed commencement of the programs by two or three quarters. We look for a more significant contribution from those programs in 2001. The Company's primary objective in 2001 is to drive revenue growth above and beyond the eight percent threshold and to hold expense increases in the range of 5 to 5.5 percent. These are our growth objectives. The earnings guidance we are providing is based on a somewhat conservative approach reflecting a level of performance similar to what we realized in 2000. Our guidance is not based on our ambitious internal growth objectives. Until we are able to demonstrate that we can achieve earnings growth consistent with such objectives, it is more prudent to assume we will perform within a range consistent with historical levels and recently reported trends."

The Company expects FFO for the year 2001 to fall within the range of $88 million to $90 million. Guidance for the first quarter 2001 is FFO of $19 million to $20 million.



Portfolio Growth

At  the close of the quarter, Shurgard operated a network of  431
properties.   In  addition,  we had  six  storage  centers  under
construction in the United States and six in Europe as of December 31, 2000.

Description                     United    Europe
                                States
                              --------    ------
Storage center - owned          341       36
Storage center - managed        31        -
New developments - opened       9         11
New Acquisitions                0         -
Business Parks                  3         -
                                ---       ---
Subtotal                        384       47

Expansions - completed          -         -
Expansions - under construction 0         -
New Developments - under        6         6
construction

Domestic Portfolio Growth

The Company opened nine newly constructed stores in the fourth quarter: three in New York, two in Florida, and one each in California, Texas, Illinois and Michigan. The nine stores will contain approximately 570,000 net rentable square feet and are expected to cost $48.7 million when all phases of construction are completed.

On December 15, 2000, the Company exercised its option to purchase the partnership interest of Fremont Storage Partners I, L.P. in the Shurgard/Fremont Partners I general partnership in accordance with the terms of the option agreement that was executed at the formation of that partnership in 1998. The partnership owned 15 properties. On January 30, 2001, the Company completed the purchase. As a result of the transaction, Shurgard now owns all of the partnership interests, directly or through one of its wholly owned subsidiaries. The option price, was approximately $27.0 million. Concurrent with closing, Shurgard repaid the partnership's outstanding mortgage financing of approximately $45 million.

The Company anticipates developing 15 to 20 new stores in the United States in 2001. The expected development rate represents a reduction in new development activity from the Company's historical annual rate of 20 to 25 stores. The Company has adequate capital capacity for substantially more new development, but has indicated that fewer development opportunities were available that met the Company's development underwriting criteria when the 2001 development pipeline was established. Because Shurgard develops sites that often require lengthy and unpredictable periods of time to secure zoning approvals and permits, it is difficult to determine in advance the year in which a store will ultimately be constructed on a particular site. The Company believes that development activity will increase to historical levels in 2002 and beyond based on the number of new sites being evaluated by the Company for future development.

European Portfolio Growth

SSC Benelux & Co., SCA, the entity that develops, operates, and owns Shurgard's storage centers in Europe, opened 11 new stores in the fourth quarter 2000. Two stores are located in Belgium, four in France, three in The Netherlands, and two in Sweden. These stores will contain 637,000 net rentable square feet and are expected to cost $57.4 million when all phases are complete.

SSC Benelux & Co., SCA continues to aggressively pursue strategic development opportunities in Europe. As of December 31, 2000, six new stores were in various phases of construction: two of the stores will be located in France, two in The Netherlands, one in Sweden, and one in the United Kingdom. The estimated cost of completing the stores is $29.9 million.



European Operations

Dave Grant, Shurgard Executive Vice President and President of European operations stated, "One of the more interesting statistics we track in Europe is the total number of customers we serve. At the end of 1999, Shurgard Europe was serving
approximately 7,000 customers in 28 stores.   At the end of 2000,
we were serving 14,935 customers in 47 stores.  The growth trends
for both customers and stores are outstanding.   The continuing
growth in the number of customers served is particularly interesting because it is indicative of our ability to develop the market in Europe beyond customers who are early adopters of self storage. Our experiences continue to suggest that the market for self storage in Europe will be deep, and that Shurgard is very well positioned to serve the market."

 Fourth quarter 2000 provided another period of excellent Same Store growth in Europe. Same Store NOI for the quarter outpaced the same period the previous year by 14% when measured in U.S. dollars. Same Store occupancy during the quarter increased from 84% to 91%. During the fourth quarter of 2000, revenue from the same stores in local currency increased 12% over the fourth quarter of last year. This resulted from an average rate increase of 5% combined with an increase of 7% in occupancy.

Year End and Q4 European `Same Store' Operating Results:
(dollars in thousands
except average rent, from
local currency into USD
using average 2000
exchange rate)

                           2000       1999    % Change
                          ------    -------   ---------
Rental revenue            $5,866     $4,954       18%
Property operating         2,293      2,170       6%
 expenses <F1>             -----      -----
Net operating income      $3,573     $2,784       28%
                         =======    =======
Avg. annual rent per      $13.10     $12.00       9%
 sq.ft. <F2>
Avg. sq.ft. occupancy        88%       80%
Total net rentable
 sq.ft.                  491,000     491,000
# of properties                9         9

(dollars in thousands
except average rent,
from local currency
into USD using average
exchange rate over the        Three months ended December 31,
4th quarter of 2000)     ----------------------------------------
                                                US Dollar
                           2000        1999     % Change
                        --------    -------    -----------
Rental revenue            $1,484     $1,322        12%
Property operating           570        520        10%
 expenses <F1>            ------     ------
Net operating income      $  914     $  802        14%
                         =======     ======
Avg. annual rent per
 sq.ft. <F2>              $12.80     $12.20         5%
Avg. sq.ft. occupancy        91%        84%
Total net rentable
 sq.ft.                  491,000     491,000
# of properties                9          9
______________
<F1> Includes all direct property expenses.  Does not include any allocation of joint expenses incurred, such as off-site
     management personnel.
<F2> Average annual rent per square foot is calculated by
     dividing actual rent collected by the average number of square feet occupied during the period. Rates are stated in $US.  Rate changes are impacted by currency translation, please refer to
     Shurgard Storage Centers, Inc.'s form 10-K filing for further discussion regarding average rents.

Summary of European Properties:
                  Number    Total                                  December
                    of       Net                December 31, 2000    2001
                   Open    Rentable  Estimated  -----------------  Average %
                 Proper-    Sq. Ft.   Total      Occpancy <F2>       Rate
                  ties<F5>   <F1>    Cost<F1>      Rate <F2><F3>   Increases
                ---------  --------  --------- -----------------  ----------
Country
  Belgium           14    855,000   $48.0 million  72.7%    $10.84     2.5%
  France            11    585,000   $40.0 million  81.8%    $20.15     3.7%
  Netherlands        6    345,000   $26.0 million  56.1%    $14.68   -9.1%<F6>
  Sweden            11    660,000   $46.0 million  65.5%    $14.16     4.5%
  United Kingdom     5    273,000   $36.6 million  39.4%    $23.84   -1.8%<F6>
                    --  ---------  --------------
                    47  2,718,000  $196.6 million

_______________

<F1> Total net rentable square feet and estimated total cost when all phases are complete.
<F2> Includes stores that have been operating more than 12
     months.
<F3> Average annual rent per square foot is calculated by
     dividing actual rent collected by the average number of square feet occupied during the period.
<F4> In the respective local currencies.
<F5> Six of these stores opened in late December 2000 and will experience their first accounting month in January 2001.
<F6> The year over year decrease in the average rental rate is due to a skewed data comparison. Stores opened in December 1999, rented a very limited unit mix that overstated average rental rate for that month.

Shurgard currently owns a 7.57% equity interest in SSC Benelux &
Co., SCA and the European operations are not consolidated in Shurgard's financial statements.

Quarterly Management Conference Call

Shurgard will discuss the Company's fourth quarter performance during a conference call Friday, February 9, 2001, at 10:00 a.m. Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at http://www.shurgard.com or on the website http://www.streetfusion.com. The call is also available live on a listen-only basis by dialing (212)896-6061. A taped replay of the conference call is available via the Internet addresses listed above for 24 hours after the call, or via telephone at 800/633-8284 (US callers) 858/812-6440 (International callers) reservation number 17563451.

                            *   *   *

Shurgard Storage Centers, Inc., is a real estate investment trust (REIT) headquartered in Seattle, Washington. The Company specializes in all aspects of the self storage industry and operates a network of over 431 storage centers located throughout the United States and in Europe. Shurgard is followed by securities analysts at leading institutions.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy, including statements regarding the earnings guidance, anticipated closing of the expanded line of credit and tax operating leases, projected development activity, including our projected revenues, expenses and FFO projections for the year 2001 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that the Company will be unable to reach agreement during final negotiations to close the expanded line of credit and tax operating leases, that implementation of the business plan, including marketing and sales initiatives, will not be successful and that the Company's earnings, expenses or revenues may be affected by other factors, such as the risk that competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in rent up of newly developed properties, and the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC.


                       (TABLES TO FOLLOW)
                 SHURGARD STORAGE CENTERS, INC.
          QUARTERLY AND YEAR-TO-DATE OPERATING RESULTS
             Consolidated Balance Sheet (unaudited)
            (Amounts in thousands except share data)
                                 December 31,    December 31,
                                    2000             1999
                                -------------    ------------
ASSETS:
Storage centers:
  Land                          $  248,741        $ 228,601
  Buildings and equipment, net     843,027          761,921
  Construction in progress          22,686           49,939
                                ----------        ---------
                                 1,114,454        1,040,461
Other real estate investments       40,870           35,689
Cash and cash equivalents            7,664           11,645
Restricted cash                      8,510            7,166
Other assets                        67,659           58,265
                                ----------        ---------
     Total assets               $1,239,157        $1,153,226
                               ===========        ==========
LIABILITIES & SHAREHOLDERS'
EQUITY:
Accounts payable and other      $   34,394        $  34,312
liabilities
Lines of credit                     89,925          102,002
Notes payable                      405,429          332,347
                                 ---------         --------
     Total liabilities             529,748          468,661

Minority interest in other          68,844           40,763
real estate investments

Shareholders' equity:

Series B Cumulative Redeemable
Preferred Stock; $0.001 par
value:
  2,300,000 shares authorized;
  2,000,000 share issued and
  outstanding, liquidation          48,056           48,056
preference
  of $50,000,000

Series C Cumulative Redeemable
  Preferred Stock; $0.001 par
  value: 2,000,000 shares author-
  ized;2,000,000 shares issued
  and outstanding; liquidation
  preference of $50,000,000         48,115           48,115

Class A Common Stock, $0.001
  par value; 120,000,000
  authorized; 29,620.225 and
  29,093,474 shares
  issued and outstanding           624,464          611,973
Class B Common Stock, $0.001
 par value; 500,000 shares
 authorized 154,604 issued and
 outstanding,net of loans to
 shareholders of $3,680 and
 $4,002                              (760)          (1,086)
Accumulated net income less
  distributions                   (79,310)         (63,256)
                                ----------        ---------
Accumulated other
comprehensive Income
     Total shareholders'equity     640,565          643,802
                                ----------       -----------
  Total liabilities and
  shareholders' equity          $1,239,157       $ 1,153,226
                               ===========       ============


                 SHURGARD STORAGE CENTERS, INC.
          QUARTERLY AND YEAR-TO-DATE OPERATING RESULTS
        Consolidated Statements of Net Income (unaudited)
            (Amounts in thousands except share data)

                               For The Three Months Ended
                             ------------------------------
                             December 31,       December 31,
                                2000               1999
                            -------------      -------------
Revenue
Rental revenue                $  51,625         $  45,549
Revenue from other real
  estate investments            (1,150)             (890)
Property management revenue         732               364
                              ---------         ---------
Total revenue                    51,207            45,023
Expenses
Operating                        14,036            12,832
Depreciation and
  amortization                   10,874             9,416
Real estate taxes                 5,043             4,372
General and administrative        1,181               982
                                -------            -------
     Total expenses              31,134            27,602

     Income from operations      20,073            17,421
Other Income (Expense)
Interest and other income         1,263             1,664
Interest expense                (8,372)           (6,248)
                               --------           --------
  Total other income (expense)  (7,109)           (4,584)

Minority interest                   269               878
                               --------          --------
Income before cumulative
  effect of a change in
  accounting principle           13,233            13,715

Cumulative effect of a
  change in accounting
  principle                  ---------          ----------

Net Income                    $  13,233         $  13,715
                             ==========         =========
BASIC EARNINGS PER SHARE:
Income before cumulative
  effect of a change in
  accounting principle        $    0.37         $    0.39
Cumulative effect of a                -                 -
  change in accounting
  principle                   ---------         ---------
Net Income                    $    0.37         $    0.39
                              =========         =========

DILUTED EARNINGS PER SHARE:
Income before cumulative
  effect of a change in
  accounting principle
  accounting principle        $    0.37         $    0.39
Cumulative effect of a
  change in accounting                                   -
  principle                   ---------         ----------
Net Income                    $    0.37         $    0.39
                              ==========        ===========
FFO RECONCILIATION:
Net income                    $  13,233         $  13,715
Non-recurring items                                 (370)
Preferred dividend              (2,187)           (2,187)
Depreciation/amortization        10,874             9,416
Adjustment for                                          -
  depreciation/amortization
  from joint ventures and
  subsidiaries                    (334)             (143)
Deferred financing costs          (256)             (350)
                              ---------         ---------
Funds from operations (FFO)   $  21,330         $  20,081
<F1>                          =========         =========

SELECTED ADDITIONAL
INFORMATION:

Net operating income (NOI)    $  35,853         $  31,206
<F2>                          =========         =========
Cash dividends                $    0.51         $    0.50
                              =========         ==========
Basic avg. shares
 outstanding                  29,763,750       29,199,121
Diluted avg. shares
 outstanding                  29,817,793       29,242,845

<F1>FFO is presented in accordance with the NAREIT definition as revised in their October 1999 White Paper

<F2>NOI is defined as rental revenue less direct property
    operating expenses and real estate taxes.


                 SHURGARD STORAGE CENTERS, INC.
          QUARTERLY AND YEAR-TO-DATE OPERATING RESULTS
        Consolidated Statements of Net Income (unaudited)
            (Amounts in thousands except share data)

                                   For The Year Ended
                             ------------------------------
                              December 31,      December 31,
                                   2000            1999
                              -----------      -------------
Revenue
Rental revenue                 $ 197,399        $ 175,045
Revenue from other real
  estate investments             (3,420)          (3,302)
Property management revenue        1,888            1,411
                              -----------       ---------
Total revenue                    195,867          173,154
Expenses
Operating                         55,511           47,660
Depreciation and
  amortization                    40,893           36,858
Real estate taxes                 17,940           15,777
General and administrative         4,911            4,193
                                --------         ---------
     Total expenses              119,255          104,488

     Income from operations       76,612           68,666
Other Income (Expense)
Interest and other income          3,825            2,826
Interest expense                (31,411)         (22,445)
                                ---------       ----------
   Total other income (expense) (27,586)         (19,619)

Minority interest                  3,606            2,724

Income before cumulative
  effect of a change in
  accounting principle            52,632           51,771

Cumulative effect of a
  change in accounting
  principle                                       (1,098)
                               ---------        ---------
Net Income                     $  52,632        $  50,673
                               =========        =========
BASIC EARNINGS PER SHARE:
Income before cumulative
  effect of a change in
  accounting principle         $    1.48        $    1.49
Cumulative effect of a
  change in accounting
  principle                                         (0.04)
                              ----------        ----------
Net Income                     $    1.48        $    1.45
                               =========        =========

DILUTED EARNINGS PER SHARE:
Income before cumulative
  effect of a change in
  accounting principle
  accounting principle         $    1.47        $    1.48
Cumulative effect of a
  change in accounting
  principle                                          (.04)
                              ----------       -----------
Net Income                     $    1.47        $    1.44
                              ==========        ==========
FFO RECONCILIATION:
Net income                     $  52,632        $  50,673
Non-recurring items                                 1,175
Preferred dividend               (8,750)          (8,750)
Depreciation/amortization         40,893           36,858
Adjustment for                                          -
  depreciation/amortization
  from joint ventures and
  subsidiaries                   (1,614)             (59)
Deferred financing costs         (1,026)          (1,209)
Funds from operations (FFO)    ---------        ---------
<F1>                           $  82,135        $  78,688
                               =========        =========
SELECTED ADDITIONAL
INFORMATION:

Net operating income (NOI)
<F2>                           $ 138,890        $ 122,728
                               =========       ==========
Cash dividends                 $    2.04        $    2.00
                               =========       ==========
Basic avg. shares outstanding  29,560,782      29,087,160
Diluted avg. shares
outstanding                    29,761,109      29,129,837

<F1>FFO is presented in accordance with the NAREIT definition as revised in their October 1999 White Paper.
<F2>NOI is defined as rental revenue less direct property
    operating expenses and real estate taxes.



Summary of Operating Self Storage Properties
                  Domestic            European            Total
            ------------------   -----------------   ------------------
              Number      Net    Number      Net     Number        Net
                of     Rentable    of      Rentable    of        Rentable
             Proper-    Square   Proper-    Square   Proper-      Square
              ties       Feet     ties       Feet      ties        Feet
            --------  ---------- -------   --------  -------   -----------
100% owned      257   16,832,000                       257      16,832,000
Partially
 owned,
 consolidated    69    4,459,000                        69       4,459,000
Partially
 owned,
 unconsolidated  26    1,577,000    47     2,677,000    73       4,254 000
Fee managed      32    1,907,000                        32       1,907,000
                ---   ----------    --     ---------   ---      ----------
                384   24,775,000    47     2,677,000   431      27,452,000
               ====  ===========   ===     =========   ===      ==========